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                           INVESTMENT MANAGEMENT AGREEMENT

    THIS INVESTMENT MANAGEMENT AGREEMENT made as of the 3rd day of September, 1997 by and between PHOENIX-ENGEMANN FUNDS (formerly called "PASADENA INVESTMENT TRUST"), a Massachusetts business trust (the "Trust"), and ROGER ENGEMANN & ASSOCIATES, INC., a California corporation (the "Manager"), with respect to each Series or Fund of the Trust set forth in Appendix A hereto, as may be amended from time to time (the "Funds").

                                     WITNESSETH:

    WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

    WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice and investment management services, as an independent contractor; and

    WHEREAS, the Trust desires to retain the Manager to render investment advice and investment management services to the Funds pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services;

    NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

    1. APPOINTMENT OF MANAGER. The Trust hereby employs the Manager, and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust's Board of Trustees.

    2.   DUTIES OF MANAGER.

    (a) The Manager shall, except as otherwise provided for herein, render or make available all services needed for the investment management of the Funds, and shall, as part of its duties hereunder, (i) furnish the Funds with advice and recommendations with respect to the investment of each Fund's assets and the purchase and sale of portfolio securities for the Funds, including the taking of such other steps as may be necessary to


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implement such advice and recommendations; (ii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may request; (iii) in general supervise and manage the investments of the Funds, subject to the ultimate supervision and direction of the Trust's Board of Trustees; (iv) prepare and coordinate reports and other materials with respect to the Funds to be supplied to the Board of Trustees of the Trust, including, without limitation, such periodic and special reports with respect to each Fund's investment activities as the Board may reasonably request; (v) provide personnel, office space, facilities and equipment as may be needed by the Funds in their day-to-day operations; and (vi) provide persons satisfactory to the Trust's Board of Trustees to act as officers and employees of the Trust and the Funds (such officers and employees, as well as certain Trustees, may be trustees, directors, officers, or employees of the Manager or its affiliates).

         (b) The Manager shall place orders for the purchase or sale of securities either directly with the issuer or with a broker or dealer selected by the Manager. In placing each Fund's securities trades, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution, so that each Fund's total cost or proceeds in each transaction will be the most favorable under prevailing market conditions. Within the framework of this policy, the Manager may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party.

    It is understood that it is desirable for the Funds that the Manager have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Funds than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Funds may be made with brokers who provide such research and analysis, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether such Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Manager may select broker-dealers for the execution of any Fund's portfolio transactions who provide research and analysis as the Manager may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Manager in connection with its services to other clients.

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    On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Funds as well as of other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients. In the event transactions for the Funds are not aggregated with contemporaneous transactions involving the same security, the Manager will vary the order in which the transactions are handled to ensure fair treatment over time for all clients, including the Funds.

    3. BEST EFFORTS AND JUDGMENT. The Manager shall use its best judgment and efforts in rendering the advice and services to the Funds as contemplated by this Agreement.

    4. INDEPENDENT CONTRACTOR. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent fro the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Manager to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

    5. MANAGER'S PERSONNEL. The Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

    6. REPORTS BY THE FUNDS TO MANAGER. Each Fund will from time to time furnish to the Manager detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to each Fund's


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investments as may be in its possession or available to it, together with such other information as the Manager may reasonably request.

    7.   EXPENSES.

         (a) The Manager is responsible for the following expenses incurred by or allocated to each Fund: (i) the compensation of the Trust's employees, officers and trustees (other than those trustees who are not interested persons of the Manager) and (ii) the expenses of obtaining office space and equipment.

         (b) Each Fund is responsible for and has assumed the obligation for payment of all of its operating expenses, other than those set forth in Subparagraph 7(a) above, including but not limited to: (i) brokerage and commission expenses, (ii) federal, state, or local taxes, including issue and transfer taxes, incurred by or levied on each Fund, (iii) interest charges on any borrowings, (iv) charges and expenses of each Fund's custodian and transfer agent, (v) payment of all investment advisory and management fees (including the fees payable to the Manager under this Agreement), (vi) insurance premiums on each Fund's property and personnel, including the fidelity bond and liability insurance for officers and Trustees, (vii) printing and mailing of all reports, including semi-annual and annual reports, prospectuses, and statements of additional information to existing shareholders, (viii) fees and expenses of registering each Fund's shares under the federal securities laws and of qualifying its shares under applicable state securities (Blue Sky) laws subsequent to each Fund's initial fiscal period, including expenses attendant upon renewing and increasing such registrations and qualifications, (ix) legal fees and expenses, (x) auditing expenses, including auditing fees of independent public accountants, (xi) all costs associated with shareholders meetings and the preparation and dissemination of proxy solicitation materials, except for meetings called solely for the Manager's benefit, (xii) payments due under the Administration Agreement between the Trust and the Administrator, (xiii) dues and other costs of membership in industry associations, subject to the approval of any such membership by the Board of Trustees, (xiv) service fees to be paid to service providers pursuant to Services Agreements between the Trust and such service providers, (xv) compensation of trustees who are not interested persons of the Manager and (xvi) any extraordinary and non-recurring expenses, except as otherwise prescribed herein. Certain of these Fund expenses may be assumed by the Administrator under an Administration Agreement.

         (c) To the extent the Manager incurs any costs or performs any services which are an obligation of any Fund, as set forth herein, such Fund shall promptly reimburse the Manager for such costs and expenses, except to the extent the Administrator has agreed to bear such expenses as provided in the Administration


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Agreement between the Trust and the Administrator.  To the extent the services for which any Fund is otherwise obligated to pay are performed by the Manager, the Manager shall be entitled to recover from such Fund only to the extent of the Manager's actual costs for such services, including the cost of personnel, office space, and other facilities applicable to the furnishing of such services.

    8.   INVESTMENT ADVISORY AND MANAGEMENT FEE.

         (a) Each of the Funds shall pay to the Manager, and the Manager agrees to accept, as full compensation for all investment management and advisory services furnished or provided to the Funds pursuant to this Agreement, a management fee in an amount equal to the per annum rate of each Fund's average daily net assets as set forth in Appendix B below.

         (b) The management fee shall be accrued daily by the Funds and paid to the Manager upon request.

         (c) If this Agreement is terminated, the Manager shall be entitled to its fee through the date of termination, and such fee shall be payable within ten (10) days after the date of termination.

         (d) The Manager may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of each Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Manager hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

         (e) The Manager may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of any Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Manager hereunder.

         (f) Notwithstanding anything to the contrary contained herein, no fee shall be payable to the Manager under this Agreement with respect to any assets of any Fund


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that are invested in a pooled investment fund upon which a separate management or advisory fee payable to the Manager is imposed.

    9. FUND SHARE ACTIVITIES OF MANAGER'S OFFICERS AND EMPLOYEES. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Funds. This prohibition shall not prevent the purchase of such shares by any of the officers and partners or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

    10. CONFLICTS WITH TRUST'S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Funds.

    11.  MANAGER'S LIABILITIES.

         (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or the Funds or to any shareholder of any Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Funds.

         (b) Notwithstanding the foregoing, the Manger agrees to reimburse each Fund for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Trust or on behalf of any Fund in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holding of meetings of its shareholders or trustees, conducting of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which such Fund incurs as the result of action or inaction of the Manager or any of its officers and directors where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the interests or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such interests or control); or (ii) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees, or agents. So long as this Agreement is in effect, the


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Manager shall pay to each Fund the amount due for expenses subject to this
Subparagraph 11(b) within thirty (30) days after a bill or statement has been received from the Fund therefor. This provision shall not be deemed to be a waiver of any claim which the Trust or the Funds may have or may assert against the Manager or others for costs, expenses, or damages heretofore incurred by the Funds or for costs, expenses, or damages the Funds may hereafter incur which are not reimbursable to it hereunder.

         (c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or director or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

    12. NON-EXCLUSIVITY. The Trust's employment of the Manager is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. In the event that a Fund elects to terminate or not continue this Agreement with the Manager, then the Manager shall have no duty and be under no obligation to continue providing such Fund the services provided for herein; however, this Agreement shall remain in effect with respect to each Fund that has not specifically elected to terminate or not continue the Agreement.

    13. TERM. This Agreement shall become effective as of the date of execution and shall remain in effect until September 3, 1999 unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Funds at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Funds and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

    14. TERMINATION. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days' written notice to the Manager, and by the Manager upon sixty (60) days' written notice to a Fund.

    15. TERMINATION BY ASSIGNMENT. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

    16. TRANSFER; ASSIGNMENT. This Agreement may not be transferred, assigned,


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sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of each Fund.

    17. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

    18. DEFINITIONS. The terms "majority of the outstanding voting securities" and"interested persons" shall have the meanings as set forth in the 1940 Act.

    19. NOTICE OF DECLARATION OF TRUST. The Manager acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in Article VIII of its Agreement and Declaration of Trust. The Manager agrees that the Trust's obligations under this Agreement shall be limited to the Funds and to their assets, and that the Manager shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Fund.

    20. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

    21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.


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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                   PASADENA INVESTMENT TRUST

                   By:
                        -------------------------------------
                        Roger Engemann,
                        President

                   ROGER ENGEMANN & ASSOCIATES, INC.


                   By:
                        -------------------------------------
                        Roger Engemann,
                        President



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                                      APPENDIX A

List of Funds subject to Investment Management Agreement:

  1.  The Phoenix-Engemann Growth Fund (formerly called Pasadena Growth Fund)

  2. The Phoenix-Engemann Balanced Return Fund (formerly called Pasadena Balanced Return Fund)

  3. The Phoenix-Engemann Nifty Fifty Fund (formerly called Pasadena Nifty Fifty Fund)

  4. The Phoenix-Engemann Global Growth Fund (formerly called Pasadena Global Growth Fund)

  5. The Phoenix-Engemann Small & Mid-Cap Growth Fund (formerly called Pasadena Small & Mid-Cap Growth Fund)

  6.  The Phoenix-Engemann Value 25 Fund (formerly called Pasadena Value
      25 Fund)


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                                      APPENDIX B

                             Management Fee for Each Fund

    Phoenix-Engemann Growth Fund

         First $50 Million             0.90%
         Next $450 Million             0.80%
         Over $500 Million             0.70%

    Phoenix-Engemann Nifty Fifty Fund

         First $50 Million             0.90%
         Next $450 Million             0.80%
         Over $500 Million             0.70%

    Phoenix-Engemann Balanced Return Fund

         First $50 Million             0.80%
         Next $450 Million             0.70%
         Over $500 Million             0.60%

    Phoenix-Engemann Global Growth Fund

         First $50 Million             1.10%
         Next $450 Million             1.00%
         Over $500 Million             0.90%

    Phoenix-Engemann Small & Mid-Cap Growth Fund

         First $50 Million             1.00%
         Next $450 Million             0.90%
         Over $500 Million             0.80%

    Phoenix-Engemann Value 25 Fund

         First $50 Million             0.90%
         Next $450 Million             0.80%
         Over $500 Million             0.70%



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